UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2010

AsiaInfo-Linkage, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15713	752506390
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street

Haidian District, Beijing 100086, China

(Address of principal executive offices)

+8610 8216 6688

Registrant’s telephone number, including area code

AsiaInfo Holdings, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 6, 2010, AsiaInfo-Linkage, Inc. (the “Company”) entered into a Framework Agreement for Termination of Lenovo Security Control Structure (the “Agreement”) with Messr. Jian Qi and Mr. Kequan Liu, the management of Lenovo Security Technologies (Beijing), Inc. (“Lenovo Security”), which includes Messr. Qi and Liu, and Lenovo-AsiaInfo Technologies, Inc., one of the Company’s wholly owned subsidiaries, whereby the Company sold its IT security business through the disposition of Lenovo Security to the management team of the IT security business. Mr. Jian Qi is one of the Company’s executive officers. Under the terms of the Agreement, the Company will receive approximately US$15.0 million in cash in exchange for 100% of its economic interest in Lenovo Security and settlement of certain inter-company liabilities.

Item 7.01	Regulation FD.

On December 6, 2010, the Company issued a press release announcing that it had sold its IT security business through the disposition of Lenovo Security and, accordingly, updated its earnings guidance for the fourth quarter of the fiscal year ending December 31, 2010. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press release dated December 6, 2010 announcing sale of IT security business and updated earnings guidance

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AsiaInfo-Linkage, Inc.

Date: December 6, 2010		/S/ MICHAEL WU
	Name:	Michael Wu
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated December 6, 2010 announcing sale of IT security business and updated earnings guidance